SHAREHOLDERS AND VOTING AGREEMENT


     AGREEMENT dated as of the 24th day of January, 2001, (this "Agreement") by
                                                                 ---------
and among Paul Mendez ("Mendez") and Carol Mendez (collectively, the "Mendez
                        ------                                        ------
Group"), Naomi Pollack, Nathan Barotz and Celia Barotz (collectively, the
-----
"Barotz Group"), Orhan Sadik-Khan, Karim Sadik-Khan, Janette Sadik-Khan, Jan
 ------------
Sadik-Khan and the Sadik-Khan Family Trust (collectively, the "Sadik-Khan Group"
                                                               ----------------
and, together with the Mendez Group and the Barotz Group, the "Control Groups"
                                                               --------------
and, together with each of the aforementioned person, the "Parties").

     WHEREAS, certain of the Parties are parties to the agreement June 11, 1997 (the "1997 Voting Agreement") relating among other things to voting agreements
      ---------------------
and transfer restrictions with respect to the common stock of Firecom, Inc., a New York corporation ("Firecom"), owned by such parties;
                       -------

     WHEREAS, the members of the Mendez Group beneficially own or control that number of the issued and outstanding shares set forth opposite their name in
Schedule I hereof (the "Mendez Shares") of $0.01 par value of Firecom (the
                        -------------
"Firecom Stock"), the members of the Barotz Group beneficially own or control
 -------------
that number set forth opposite their name in Schedule I hereof of the issued and outstanding shares (the "Barotz Shares") of Firecom Stock, and the members of
                         -------------
the Sadik-Khan Group beneficially own or control that number set forth opposite their name in Schedule I hereof of the issued and outstanding shares (the "Sadik-Khan Shares") of Firecom Stock, and collectively, the Control Groups
 -----------------
beneficially own or control more than 74% of the voting rights and 68.8% of the ownership rights in respect of Firecom Stock;

     WHEREAS, Mendez has caused to be incorporated, ALRM Acquisition Inc., a New York corporation ("NewCo");
                   -----

     WHEREAS, the Parties wish to hereby effect a merger (the "Proposed Merger")
                                                               ---------------
between NewCo and Firecom in which Firecom shall be the surviving corporation, whereby all shares in the capital stock of Firecom held by parties other than the Control Groups shall be exchanged for a cash price to be determined; and Firecom shall be deregistered under the Securities Exchange Act of 1934, as amended, and shall elect to become an "S corporation" as the term is defined under Section 1361 of the Internal Revenue Code and Section 208 (1-A) of the New York Tax Law; and

     WHEREAS, the Parties agree that the execution of this Agreement and the granting of the irrevocable proxy hereby would serve the best interests of Firecom and NewCo, would promote the harmonious conduct of the affairs thereof and would promote the Parties' mutual best interests;

     NOW, THEREFORE; the Parties agree as follows:

     1.   Purpose. The Parties agree that it is the purpose of this Agreement to
          -------
effect the privatization of Firecom through the Proposed Merger between NewCo and Firecom, in which Firecom is the surviving corporation (herein referred to as the "Post-Merger Corporation"), whereby all Firecom Stock other than the
        -----------------------
Subject Shares as hereinafter defined (the "Unaffiliated Shares") is converted
                                            -------------------
into cash and the holders of the Unaffiliated Shares shall have no further interest in the Post-Merger Corporation, the deregistration of the Post-Merger Corporation pursuant to the Securities Exchange Act of 1934, as amended, and the election by the Post-Merger Corporation to become an "S corporation" as the term is defined under Section 208 (1-A) of the New York Tax Law and Section 1361 of the Internal Revenue Code.

     2.   Effectiveness.
          -------------

          a.   Term. This Agreement shall be effective upon the execution hereof
               ----
               (the "Effective Date") and shall terminate upon the earlier of
                     --------------
               the tenth anniversary of the Effective Date and the date on which Mendez informs the other Parties in writing of his abandonment of the purpose of this Agreement set forth in Section 1 hereof. If the Proposed Merger does not occur on or before the nine month anniversary of the Effective Date, this Agreement shall terminate and be of no further effect.

          b.   Termination of 1997 Agreement. Upon the Effective Date, the 1997
               -----------------------------
               Agreement shall terminate and be of no further effect; provided,
                                                                      --------
               that upon the termination of this Agreement for any reason pursuant to Section 2a prior to June 11, 2007 (the "Original
                                                                   --------
               Termination Date"), the 1997 Agreement shall become operative and
               ----------------
               binding upon the parties thereto as if never terminated hereby, until the Original Termination Date, unless otherwise agreed by the Parties hereto.

     3.   Merger of NewCo with and into Firecom.
          -------------------------------------

          a.   Negotiation Authority. The Parties agree that Mendez shall have
               ---------------------
               full and exclusive authority to negotiate the terms of a merger agreement to effect the Proposed Merger by and between NewCo and Firecom to achieve the purpose stated in Section 1 hereof, and the Parties hereby agree to execute any further agreements or consents requested by Mendez in connection therewith and agree to be bound irrevocably thereby.

          b.   Source of funds. The Parties agree that the source of the funds
               ---------------
               for the merger consideration to be paid to the holders of Unaffiliated Shares under the merger agreement for the Proposed Merger shall be Firecom's available funds or funds made available through loans to Firecom by third parties in such amount and on such terms as are acceptable in the sole discretion of Mendez.

          c.   Filings. The Parties agree that Mendez shall have full authority
               -------
               to file or cause to be filed on behalf of the Parties, the Post-Merger Corporation or NewCo such fillings, with the Securities and Exchange Commission ("SEC") and other governmental
                                                    ---
               authorities as necessary, as are necessary or desirable to effect the purpose stated in Section 1 hereof, including without limitation any Schedule 13D or 13E-3 filing with the SEC and any filing required by state authorities of New York or under the Internal Revenue Code.

          d.   Firecom Stock. "Firecom Stock" shall also mean, where
               -------------   -------------
               appropriate, shares in the Common Stock or Class A Common Stock, par value $0.01, of the Post-Merger Corporation.

     4.   Actions to be taken on Effective Date. Simultaneous with the execution
          -------------------------------------
of this Agreement, the following shall occur:

          a.   Election of Directors. Mendez, as incorporator of NewCo, shall
               ---------------------
               elect himself, Peter Barotz and Orhan Sadik-Khan to the Board of Directors of NewCo. The proxy given to Mendez under Section 5a below shall include the right to increase the Board by up to two additional directors selected by him.

          b.   Capitalization of NewCo. The Mendez Group shall contribute
               -----------------------
               thirty-two thousand dollars ($32,000), the Barotz Group shall contribute eight thousand dollars ($8,000) and the Sadik-Khan Group shall contribute eight thousand dollars ($8,000) to capitalize NewCo. In the event that Mendez determines that NewCo requires additional capital to effect the purpose of this Agreement, then Mendez shall notify each Control Group of its pro rata share of the additional capital requirement, and each Control Group shall have five (5) business day to contribute such additional capital; provided, that no Control Group shall be
                                   --------
               obligated to contribute its pro rata share of additional capital unless the Mendez Group contributes its pro rata share of the additional capital. In the event that either the Barotz Group or the Sadik-Khan Group fails to make a contribution required hereunder, the Mendez Group may, at its option, contribute such amount on behalf of such other Control Group(s), and such contribution shall be deemed a loan from the Mendez Group to such other Control Group(s), payable on demand, with interest at a rate of 18% per annum.

          c.   Issuance of Shares. The Parties shall cause NewCo to issue an
               ------------------
               aggregate of 1,000 shares of common stock, par value $0.01 per share, to the Control Groups in proportion to their holdings of the Subject Shares as of the date hereof (the "NewCo Shares").
                                                              ------------

          d.   Ratification of actions by Incorporator. The Parties shall cause
               ---------------------------------------
               the Board of Directors of NewCo to execute a unanimous written consent ratifying all actions taken by Mendez, as the incorporator of NewCo, in furtherance of the purposes set forth herein, and specifically ratifying the By-Laws of NewCo as adopted by the incorporator.

     5.   Irrevocable Proxy.
          -----------------

          a.   Appointment. All of the members of the Mendez Group, the Barotz
               -----------
               Group and the Sadik-Khan Group hereby irrevocably make, constitute and appoint Mendez as their true and lawful attorney, agent and proxy with respect to their respective Subject Shares and NewCo Shares, with full power of substitution, for them and in their name, to act as their proxy for such Subject Shares and NewCo Shares at every annual, general or special meeting of shareholders of Firecom, and at any adjournment thereof (including consents in writing without a meeting to action which may be taken at a meeting of shareholders), to vote, in his sole discretion, for the transaction of any and all business that may come before the shareholders, giving and granting to Mendez full power and authority to do each and every act and thing whether necessary or desirable to be done in respect of the affairs of Firecom and NewCo and in his judgment consistent with the purposes hereof, with full power of substitution, appointment and revocation, hereby ratifying and confirming all that Mendez shall do and cause to be done by virtue hereof (including, without limitation, the approval of the reimbursement and/or repayment to or on behalf of Mendez and/or his affiliates of fees and expenses relating to the efforts conducted in connection with the Proposed Merger and related matters) (the "Irrevocable Proxy"). In the
                                                 -----------------
               event of the death or the permanent disability of Mendez during the term of this Irrevocable Proxy, the Parties agree that the then Board of Directors, as it may consist from time to time, of Firecom or NewCo as the case may be shall exercise all rights hereunder by majority vote thereof.

          b.   Irrevocability. The Parties agree that this Irrevocable Proxy is
               --------------
               irrevocable in accordance with the provisions of Section 609(f)(5) of the New York Business Corporation Law. This Irrevocable Proxy shall not be revocable or revoked by the Parties and shall be binding upon their legal representatives, heirs and administrators, for a term commencing the date hereof and terminating upon the earlier of the termination of this Agreement and the date on which the Proposed Merger is consummated.

          c.   Further Assurances. Pursuant to this agreement, the Parties agree
               ------------------
               to execute, acknowledge and deliver or will cause to be executed, acknowledged or delivered all further instruments as may be required to grant and confirm to Mendez the Irrevocable Proxy for the term hereof with respect to the Subject Shares.

          d.   Firecom Successors. For purposes of this Section 5, "Firecom"
               ------------------                                   -------
               includes any successor to the business as a whole of Firecom whether by merger or sale of all or substantially all of the assets of Firecom.

     6.   Subject Shares.
          --------------

          a.   Current Shareholdings. Each Control Group hereby represents that
               ---------------------
               Schedule I sets forth the true and complete ownership and/or control by such Control Group of Firecom Stock (the "Subject
                                                                    -------
               Shares"). Each of the Parties acknowledges and agrees that the
               ------
               Subject Shares include all shares of Firecom Stock beneficially owned or controlled by such Party and such Party's affiliates and/or immediate family.

          b.   Non-transferability. No Party shall sell or permit to be sold or
               -------------------
               otherwise transfer or permit to be transferred beneficial ownership or control of any Subject Shares or any Put Option, except to an affiliate controlled by such Party or such Party's immediate family or to another member of such Party's Control Group, except as permitted specifically hereunder or as agreed by the Parties.

          c.   Restrictive Legend. The Parties agree that the certificates
               ------------------
               representing the Subject Shares shall bear the following legend:

               "The shares representing this certificate are subject to restrictions on transfer and an irrevocable proxy as contained in an Agreement dated January 24, 2001, among Paul Mendez and the parties thereto, a copy of which may be examined at the principal offices of Firecom, Inc., at 39 - 27 59th Street, Woodside, New York 11374."

          d.   Transferees to be Bound by Agreement. Other than as permitted
               ------------------------------------
               under Section 6h, no person may acquire beneficial ownership or control of the Subject Shares pursuant to a transfer permitted hereunder unless such person executes an acknowledgement, in a form reasonably satisfactory to Mendez, that such person and such shares shall be bound by the terms of this Agreement.

          e.   Additional Shares. In case Firecom shall at any time issue
               -----------------
               additional Firecom Stock by way of dividend or other distribution of Firecom Stock, or subdivide, reclassify or combine the outstanding shares of Firecom Stock, the number of shares subject to this agreement shall be adjusted to take into account such event so that this Agreement shall cover the Subject Shares as so increased, reclassified or combined.

          f.   Mandatory Repurchase of Shares. (1) Subject to the provisions of
               ------------------------------
               Clause (2) below, for one year following the fifth anniversary of the Effective Date, members of the Barotz Group or the Sadik-Kahn shall be entitled to put their shares of the Firecom Stock to the Post-Merger Corporation by providing notice of the exercise of such option (the "Put Option") which shall indicate the number of
                                 ----------
               shares such Party wishes to sell; upon receipt of such notice, the Post-Merger Corporation shall have six months to purchase such shares of Firecom Stock at a price per share equal to ten times the Post-Merger Corporation's after-tax net income per share on a fully diluted basis, to be calculated in accordance with generally accepted accounting principles (the "Put Price"),
                                                                   ---------
               with the Put Price payable in annual installments calculated so that the aggregate payments to be made to persons exercising the Put Options would not exceed $300,000 per year (the $300,000 shall be pro rated among all persons exercising the Put Option based upon the amounts payable to them) with interest at the prime rate. The obligation to pay the Put Price and any interest thereon shall be subordinated in favor of all indebtedness of the Post-Merger Corporation to banks and other financial institutions as may be outstanding from time to time (it being a condition to the exercise of the Put Option, that the selling shareholders agree to enter into such subordination agreements as may be requested by such creditors). For purposes of computing the Put Price, if the Post-Merger Corporation is an "S corporation" at such time, tax will be imputed based upon the tax that would be applicable to the Post-Merger Corporation if it were a "C-corporation" as the term is defined under the Internal Revenue Code in determining after-tax net income. If a change in the control of the Post-Merger Corporation occurs within nine months following the repurchase by the Post-Merger Corporation of such shares of Firecom Stock pursuant to the exercise by one or more parties of the Put Option, and if the price per share received by the members of the Mendez Group effecting such change of control is greater than that paid by the Post-Merger Corporation pursuant to the formula set forth above upon in response to the exercise of a Put Option, then the members of the Mendez Group and any other remaining holders of Firecom Stock participating in the sale that effects the change of control shall redistribute such excess among themselves and the Parties who exercised the Put Option so that each Party shall receive the same price per share of Firecom Stock. The Put Option may be exercised only once by each Group.

               (2) It shall be a condition to the exercisability of the Put Option (a condition that may be waived by the Post-Merger Corporation), that the Post-Merger Corporation shall have had after tax net income of at least $1 million on a cumulative basis during the four fiscal quarters immediately preceding exercise of the Put Option. (For purposes of computing such net income, if the Post-Merger Corporation is an "S corporation" at such time, tax will be imputed based upon the tax that would be applicable to the Post-Merger Corporation if it were a "C-corporation" as the term is defined under the Internal Revenue Code in determining after-tax net income.) If such minimum shall not have been achieved during the period when the Put Option is otherwise exercisable, then the period during which the Put Option may be exercised shall automatically be extended for a period not to exceed the tenth anniversary of the Effective Date until such net income level shall have been achieved over a period of four fiscal quarters.

          g.   Transfer to Third Parties. On or after the sixth anniversary of
               -------------------------
               the Effective Date, any Control Group may transfer all but not less than all its Firecom Stock to a third party in a bona fide
                                                                     ---------
               sale transaction for cash subject to this Section 6g, provided,
                                                                     --------
               that such Control Group must transfer all of its Firecom Stock at such time to the same third-party purchaser, and that such Control Group must first offer such Firecom Stock to the other

               Control Groups as provided herein. The transferring Control Group shall notify each other Control Group in writing, identifying the third party and enclosing a copy of the offer received from the third party (the "Transfer Notice"). The notice shall constitute
                                 ---------------
               an offer by the transferring Control Group, irrevocable for thirty (30) calendar days from the date such notice was sent, to transfer to the Control Groups its Firecom Stock on the terms offered by the third party. If both of the other Control Groups wish to purchase the transferring Control Group's Firecom Stock on such terms, then they shall each purchase such Firecom Stock in proportion to their own holdings of Firecom Stock. If only one of the other Control Groups wishes to purchase the offered Firecom Stock, then it must purchase all of the offered Firecom Stock. The transferring Control Group may transfer its Firecom Stock on the terms specified in its notice to the other Control Groups to the third party identified therein if the other Control Groups (or one of them) do not exercise their rights to acquire the Firecom Stock on such terms within the thirty (30) day period. The transferring Control Group may not thereafter transfer or agree to transfer its Firecom Stock on any terms and conditions not substantially similar to those stated in its Transfer Notice, including without limitation, at any price that is lower by more than 5% from the price specified in the Transfer Notice, without first reoffering it to the other Control Groups on such terms in accordance with this section 6g. In the event a transfer shall be made to a third party pursuant to this Section, the Put Option will terminate as to the transferred Firecom Stock.

          h.   Right of Barotz Group and Sadik-Khan Group to Include Shares. On
               ------------------------------------------------------------
               or after the sixth anniversary of the Effective Date, the Mendez Group may transfer its Firecom Stock without restriction to a third party, provided that the each other Control Group shall
                            --------
               have the right (the "Take-Along Right") to require such third
                                    ----------------
               party to purchase all of its Firecom Stock at the same price per share and upon the same terms and conditions as are specified in the Transfer Notice delivered by the Mendez Group to the other Control Groups. The Take-Along Right may be exercised by either or both Control Groups by delivery of a written notice to the Mendez Group (the "Take-Along Notice") within twenty (20)
                                  -----------------
               calendar days following the receipt of the Transfer Notice. If no Take-Along Notice is received from a Control Group within the 20-day period, then the Take-Along Right of such Control Group shall be extended for ten (10) days following a resending of the Transfer Notice. It shall be a condition precedent to the transfer of shares of Firecom Stock by the Mendez Group that the third party purchases from the other Control Groups the Firecom Stock tendered thereby on the same terms and conditions as it purchases Firecom Stock from the Mendez Group. If no Take-Along Notice is received during the applicable period referred to in this Section 6h, the Mendez Group shall have the right for a 60-day period to transfer its Firecom Stock on terms and conditions no more favorable to the Mendez Group than those stated in the Transfer Notice.

          i.   Further Assurances. Notwithstanding anything to the contrary
               ------------------
               contained herein, the exercise of the Take-Along Right shall be conditioned upon the agreement by each exercising Control Group to execute any customary agreement, certificate or other document required to be executed in connection with such transfer; provided, however, that such Control Group shall only be required
               --------  -------
               to give representations or warranties or make covenants with respect to the title, ownership, and delivery of the interests, including the authority to transfer such interests, and in no event shall any such Control Group be required to make representations and warranties more extensive than those given by the Mendez Group or to provide indemnities (other than with respect to such limited representation and warranties) disproportionately (based upon the percentage of sales proceeds to be received) to those provided by the Mendez Group. Failure of a Control Group to comply with the provisions of this Section 6i shall constitute a breach of this Agreement and a waiver of its Take-Along Right hereunder.

          j.   Right of Mendez Group to Require Sale of Shares. If the Mendez
               -----------------------------------------------
               Group receives a bona fide offer from an unaffiliated third party
                                ---- ----
               to purchase all of the Firecom Stock beneficially owned or controlled by the Parties for cash or marketable securities and on such other terms as may be acceptable to the Mendez Group, the Mendez Group shall have the right and option to deliver a Transfer Notice to each of the other Control Groups. If the other Control Groups do not exercise their Take-Along Rights with respect to this Transfer Notice, then Mendez may require that the other Control Groups sell their Firecom Stock at such time upon the terms contained in such Transfer Notice. The Parties hereto shall take all actions that may be reasonably requested in order to effect the transfer contemplated by this Section 6j. As a condition to the foregoing, the Barotz Group and the Sadik-Khan Group may require that the Mendez Group secure a fairness opinion regarding the price proposed to be paid from a mutually acceptable investment bank, or if no other investment bank is mutually acceptable, Goldman Sachs & Co. or a successor thereto, with the cost of such opinion to be shared by the Control Groups.

     7.   Transfer of Subject Shares to Eligible Holders of "S corporation"
          ----------------------------------------------------------------
Shares.
------

          a.   Transfer to Eligible Affiliates. Each of the Parties agrees that
               -------------------------------
               prior to the consummation of the Proposed Merger, any Party who is ineligible to hold shares in an "S corporation" shall have transferred beneficial ownership and control of such Party's Subject Shares to a member of such Party's Control Group, or an immediate family member or affiliate thereof, who is an eligible holder of shares in an "S corporation" (each, an "Eligible
                                                                 --------
               Holder").
               ------

          b.   Terms of Sale to Parties. In the event that any Party is unable
               ------------------------
               or unwilling to transfer such Subject Shares in accordance with the requirements set forth in Section 7a, such Party agrees to sell such Subject Shares, effective upon the consummation of the Proposed Merger, to the members of the other Control Groups who are Eligible Holders at a price equal to $0.70 per share of Firecom Stock, payable in monthly installments over three years with interest at 8%, on a pro rata basis. In the event that the members of any Control Group, collectively, wish to purchase less than such Control Group's pro rata share of such Firecom Stock, then the remaining portion of such pro rata share of the Firecom Stock may be purchased by the other Control Groups on a pro rata basis; provided, that in any event no one may control or beneficially own Firecom Stock if such person is not an Eligible Holder.

          c.   Sale to Firecom. In the event that the Parties who are Eligible
               ---------------
               Holders are unable or unwilling to purchase any portion of the Subject Shares referred to in Section 7a hereof, then the Parties shall cause Firecom to purchase any such portion of the Subject Shares on the same terms outlined in Section 7b hereof.

          d.   Covenant Against Future Ineligibility. Each Party covenants that
               -------------------------------------
               it shall not take or permit to be taken any action that result would prevent the classification of Firecom as an "S corporation".

          e.   Authority to Make Election. The Parties agree that Mendez shall
               --------------------------
               have full authority to make and consent to the "S corporation" election necessary to classify Firecom as an "S corporation" effective immediately upon or following the consummation of the Proposed Merger.

     8.   Other Agreements Concerning Management and Control of the Post-Merger
          ---------------------------------------------------------------------
Corporation. The Parties agree to be bound by the following restrictions
-----------
concerning the management and control of the Post-Merger Corporation for the term of this Agreement:

          a.   Board of Directors. The Parties agree that the Board of Directors
               ------------------
               of the Post-Merger Corporation shall consist of five directors. The Parties agree to cause the election of the three directors to be nominated in the exclusive discretion of the Mendez Group, one director to be nominated in the exclusive discretion of the Barotz Group, and one director to be nominated in the exclusive discretion of the Sadik-Khan Group, for so long as any such Control Groups continue to hold Firecom Stock.

          b.   Directors' Fees and Compensation. Following the Merger, each
               --------------------------------
               director nominated by the Barotz Group or the Sadik-Khan Group and elected in accordance with Section 8a hereof shall be entitled to receive a director's fee from Firecom in the form of cash or expense reimbursement equal to sixty-five thousand dollars ($65,000) per year. So long as Mendez continues to serve the Post-Merger Corporation in his present capacity as President and Chief Executive Officer, he shall continue to be compensated in accordance with the present practices of Firecom. To the extent that Mendez's base salary (not including bonuses based on the current earnings-linked formula) is increased, the directors' fees shall similarly increase proportionally.

          c.   S. Corporation Distributions. The Post-Merger Corporation shall
               ----------------------------
               be managed with a view to making distributions to its shareholders sufficient to discharge income tax liabilities arising out of the allocation of taxable income generated by the Post-Merger Corporation's activities.

     9.   Group Representatives. Each Control Group hereby designates one Person
          ---------------------
to be such Control Group's authorized representative (each, a "Group
                                                               -----
Representative") for all notices to be given to or actions to be taken by such
--------------
Control Group hereunder or in connection with the purposes hereof, without limitation. Each Party agrees to be bound irrevocably by such actions of or notices to its Group Representative; provided, that the members of any Control Group may, by unanimous written consent of all such members, appoint a new Group Representative, which appointment shall be effective no earlier than upon the receipt of each other Group Representative of written notice of such appointment. The Group Representatives shall be as follows:

          a.   Mendez Group: Paul Mendez
               ------------

          b.   Barotz Group: Peter Barotz
               ------------

          c.   Sadik-Khan Group: Orhan Sadik-Khan
               ----------------

     10.  Cooperation; Joint Filings. The Parties agree to cooperate with Mendez
          --------------------------
in all filings required to be made by NewCo and/or the Post-Merger Corporation by or with any governmental authority necessary or desirable for or incidental to the purpose of this Agreement. The Parties agree that all filings by any Party individually in respect of its participation in the transactions described herein or incidental thereto shall be subject to the review and approval of Mendez.

     11.  Miscellaneous.
          -------------

          a.   Remedies. The Parties hereto agree that legal remedies for a
               --------
               breach of this Agreement will be inadequate and that this Agreement may be enforced by injunctive or other equitable relief. Such equitable remedies and all other remedies provided for in this Agreement shall be cumulative and in addition to any other remedies which any party hereto may have under applicable law, equity, this Agreement or otherwise.

          b.   Notices. All notices provided for this Agreement shall be
               -------
               effective only if, and deemed given when, in writing and delivered by personal service or deposited in the United States mail and sent, postage prepaid, by registered or certified mail, return receipt requested, addressed to the appropriate party at this or her address set forth below his or her signature to this Agreement, or to such other address as such party shall have designated by notice similarly given.

          c.   Entire Agreement. This Agreement contains the entire
               ----------------
               understanding of the parties hereto with regard to the subject matter hereof, and may not be amended or modified, nor may any of its provisions be waived except by a writing executed by all the Parties or, in the case of a waiver, by each party waiving compliance.

          d.   Successors; Assignment. The terms and provisions of this
               ----------------------
               Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives and successors of the parties, but may not be assigned by any party except as specifically set forth herein.

          e.   Governing Law. This Agreement shall be governed by, and construed
               -------------
               under and in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles of said State and irrespective of the place of business, residence or domicile of the parties to this Agreement.

          f.   Headings. The headings contained in this Agreement are for
               --------
               convenience of reference only and shall not affect the construction or interpretation of the Agreement.

          g.   Counterparts. This Agreement may be executed in one or more
               ------------
               counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                             /s/ Paul Mendez
                                        ---------------------------------------
                                        Paul Mendez
                                        P.O. Box 2059
                                        East Hampton, NY 11937


                                             /s/ Carol Mendez
                                        ---------------------------------------
                                        Carol Mendez
                                        P.O. Box 2059
                                        East Hampton, NY 11937


                                             /s/ Naomi Pollack
                                        ---------------------------------------
                                        Naomi Pollack
                                        116 Overlook Road
                                        New Rochelle, New York 10804

                                             /s/ Nathan Barotz
                                        ---------------------------------------
                                        Nathan Barotz
                                        116 Overlook Road
                                        New Rochelle, New York 10804


                                             /s/ Celia Barotz
                                        ---------------------------------------
                                        Celia Barotz
                                        116 Overlook Road
                                        New Rochelle, New York 10804


                                             /s/ Orhan Sadik-Khan
                                        ---------------------------------------
                                        Orhan Sadik-Khan
                                        41 Binney Lane
                                        Old Greenwich, Connecticut 06870


                                        /s/ Orhan Sadik-Khan, Attorney-in-fact
                                        ---------------------------------------
                                        Karim Sadik-Khan
                                        41 Binney Lane
                                        Old Greenwich, Connecticut 06870


                                        /s/ Orhan Sadik-Khan, Attorney-in-fact
                                        ---------------------------------------
                                        Janette Sadik-Khan
                                        41 Binney Lane
                                        Old Greenwich, Connecticut 06870


                                        /s/ Orhan Sadik-Khan, Attorney-in-Fact
                                        ---------------------------------------
                                        Jan Sadik-Khan
                                        41 Binney Lane
                                        Old Greenwich, Connecticut 06870


                                        /s/ Orhan Sadik-Khan, Attorney-in-fact
                                        ---------------------------------------
                                        Sadik-Khan Family Trust
                                        Frank J. Gilbride, Trustee
                                        41 Binney Lane
                                        Old Greenwich, Connecticut 06870

                                   SCHEDULE I

                           Ownership of Subject Shares

-------------------------------- ----------------------------------------------
                                             NO. OF SHARES OWNED
-------------------------------- ----------------------------------------------
                                        CLASS A
           GROUPS                    COMMON STOCK            COMMON STOCK
-------------------------------- ---------------------- -----------------------
THE MENDEZ GROUP
-------------------------------- ---------------------- -----------------------
     Paul Mendez                             1,249,252               1,249,252
-------------------------------- ---------------------- -----------------------
     Carol Mendez                            1,164,250               1,164,250
-------------------------------- ---------------------- -----------------------
TOTAL                                        2,413,502               2,413,502
-------------------------------- ---------------------- -----------------------

-------------------------------- ---------------------- -----------------------
THE BAROTZ GROUP
-------------------------------- ---------------------- -----------------------
     Naomi Pollack                             176,649                 176,649
-------------------------------- ---------------------- -----------------------
     Nathan Barotz                             176,650                 176,650
-------------------------------- ---------------------- -----------------------
     Celia Barotz                              176,649                 176,649
-------------------------------- ---------------------- -----------------------
TOTAL                                          529,948                 529,948
-------------------------------- ---------------------- -----------------------

-------------------------------- ---------------------- -----------------------
THE SADIK-KHAN GROUP
-------------------------------- ---------------------- -----------------------
     Orhan Sadik-Khan                          404,834                 404,834
-------------------------------- ---------------------- -----------------------
     Karim Sadik-Khan                           55,034                  55,034
-------------------------------- ---------------------- -----------------------
     Janette Sadik-Khan                         54,934                  54,934
-------------------------------- ---------------------- -----------------------
     Jan Sadik-Khan                             56,234                  56,234
-------------------------------- ---------------------- -----------------------
     Sadik-Khan Family Trust                   179,947                 179,947
-------------------------------- ---------------------- -----------------------
TOTAL                                          750,983                 750,983
                                               -------                 -------
-------------------------------- ---------------------- -----------------------

-------------------------------- ---------------------- -----------------------
GRAND TOTAL                                  3,694,433               3,694,433
                                             =========               =========
-------------------------------- ---------------------- -----------------------